Exhibit 8

[Letterhead of Covington & Burling LLP]

October 7, 2008

UBS AG
Bahnhofstrasse 45
CH-8098 Zurich
Switzerland

Ladies and Gentlemen:

We have acted as your special United States tax counsel in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of the Company’s Auction Rate Securities Rights, Series A-1, A-2, B-1, B-2, C-1, C-2 and G (collectively, the “ARS Rights”), relating to $21,500,000,000 in aggregate market value of various classes of auction rate certificates and auction preferred stock, pursuant to the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission on October 7, 2008 (such registration statement is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

Based upon and subject to the foregoing, the statements in the Registration Statement under the caption “United States federal income tax considerations” in the prospectus for the ARS Rights, Series A-1, A-2, B-1, B-2, C-1 and C-2, insofar as such statements constitute conclusions of law, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Services rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

We are members of the bar of the State of New York.  We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Covington & Burling LLP